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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Cimarex Energy Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 18, 2005

To the Stockholders of Cimarex Energy Co.:

        The annual meeting of stockholders of Cimarex Energy Co. will be held on Wednesday, May 18, 2005, at 9:30 a.m., Mountain Time, in the Hershner Room, 1700 Lincoln Street, Denver, Colorado, for the following purposes:

  1.
  Elect three directors to serve until the 2008 annual meeting.

  2.
  Ratify the Audit Committee's appointment of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005.

  3.
  Transact any other business that may be properly brought before the annual meeting.

        Only stockholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the annual meeting. All stockholders are invited to attend the annual meeting in person. To ensure your representation at the annual meeting, you are urged to vote in one of the following ways: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll free number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on your proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

By order of the Board of Directors,
/s/ MARY K. ROHRER
Mary K. Rohrer Assistant Corporate Secretary

Date: April 8, 2005

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2005

VOTING

Record Date and Mailing Date

        Stockholders of record as of the close of business on March 25, 2005 may vote at the meeting. This proxy statement and form of proxy will be mailed to stockholders on approximately April 8, 2005.

Methods of Voting

        Stockholders of record (you own shares in your own name) may vote by mail, by telephone, on the Internet or in person, as described below. Street name stockholders (you own shares held in the name of a bank, broker or other holder), please refer to the proxy card or information you receive from your bank, broker or other holder of your stock for voting instructions.

        Voting by Mail.    Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you fail to sign your proxy card, your vote cannot be counted. If you sign your proxy card but do not indicate how you want to vote, then your proxy will be voted as recommended by the Board of Directors.

        Voting by Telephone.    You may vote by telephone by using the toll-free number listed on the proxy card and following the instructions on the proxy card.

        Voting on the Internet.    You may vote on the Internet. The web site for Internet voting is www.continentalstock.com. Follow the instructions on the proxy card.

        Voting in Person.    Even if you plan to attend the meeting, the Board recommends that you vote using one of the other voting methods. You are permitted, however, to vote in person at the meeting. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your bank, broker or other holder to be able to vote in person at the meeting.

Revoking your Proxy

        You may revoke your proxy at any time before the vote is taken by (i) delivering to the Assistant Corporate Secretary of Cimarex a proxy with a later date, (ii) voting again by Internet or telephone, (iii) delivering to the Assistant Corporate Secretary a written revocation prior to the meeting or (iv) voting in person at the meeting.

Shares Entitled to Vote

        Each share of common stock that you held on March 25, 2005, entitles you to one vote at the meeting. As of March 25, 2005, there were 44,774,841 shares of Cimarex Energy Co. common stock outstanding, which are entitled to vote at the meeting.

Vote Required

        Election of Directors.    Directors will be elected by a plurality of the votes. A "plurality" means that the three director nominees receiving the most "FOR" votes will be elected as Class III directors. Neither abstentions nor broker non-votes will have an effect on the votes for or against the election of a director.

        Ratify KPMG LLP as Cimarex's Independent Auditors for 2005.    The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee's appointment of KPMG LLP as Cimarex's independent auditors for 2005.

        Proxies will be solicited by mail and may be solicited by certain officers and regular employees of Cimarex by mail, telephone or in person. We will pay for all solicitation costs, including reimbursements to brokerage firms and others for their expenses in forwarding proxy materials.

Quorum

        In order to conduct business at the meeting, we must have a majority quorum. This means that greater than 50% of the outstanding shares of common stock as of the close of business on March 25, 2005 must be represented in person or by proxy at the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies at such adjourned meeting.

Tabulation of Votes

        Continental Stock Transfer & Trust Company, New York, New York, our stock transfer agent, will receive proxies and ballots, tabulate the vote, determine whether a quorum exists and serve as inspector of election at the meeting.

Cimarex 401(k) Participants

        Participants in the Cimarex Energy Co. 401(k) Plan who have shares of Cimarex stock credited to their Plan account as of March 25, 2005 will receive a proxy card. Participants have the right to instruct the Trustee of the Plan (Vanguard) how to vote the shares. The proxy card serves as a voting instruction card, and the Trustee will vote the shares in accordance with the instructions on the card. If you do not sign and return the proxy card to indicate your instructions, the Trustee will vote your 401(k) Plan shares in the same proportion as shares were voted by other Plan participants.

Householding

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document to you if you call or write us at the following address or phone number: 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, phone 303-295-3995, Attention: Mary Kay Rohrer. If you prefer to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

ELECTION OF DIRECTORS

        Our Board of Directors consists of nine members and is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

        The terms of the three current Class III directors, Glenn A. Cox, David A. Hentschel and L. Paul Teague, will expire at the 2005 annual meeting. Messrs. Cox, Hentschel and Teague have each been nominated to stand for reelection at the meeting to hold office until our 2008 annual meeting.

        Unless instructed otherwise, the proxies will be voted "FOR" the election of each of the Class III nominees named above to serve for three years or until his successor is elected and qualifies. If, prior to the annual meeting, one or more of the nominees becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Governance Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

        We encourage our directors to attend annual meetings. All but one of our directors attended last year's annual meeting held on May 19, 2004.

        Information concerning the nominees selected by our Board of Directors, as well as each of our continuing directors, is set forth below:

Nominees for Election for Three-Year Terms Expiring in 2008

Glenn A. Cox, age 75	Director Since 2002

        President and Chief Operating Officer of Phillips Petroleum Company from June 1985 until his retirement in 1991. Chief Financial Officer of Phillips Petroleum Company from June 1980 to May 1985. Director and chairman of audit committee of Helmerich & Payne, and previous director and member of audit committees of The Williams Companies and Union Texas Petroleum.

David A. Hentschel, age 71	Director Since 2002

        Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Director of Nexen Inc.

L. Paul Teague, age 70	Director Since 2002

        With Texaco Exploration & Producing Inc. for 35 years until retirement in 1994. Held the positions of Vice President, Western Region; Division Manager of the New Orleans Division, Eastern Producing Department; Vice President, New Orleans Producing Division of Texaco USA; and Vice President, Producing Department, Texaco USA in Houston.

Directors' Recommendation

        The Board of Directors recommends a vote "FOR" the election of Messrs. Cox, Hentschel and Teague as Class III directors. A plurality of the votes represented at the annual meeting by shares of our common stock entitled to vote is required to elect the Class III directors.

Class I Directors Continuing in Office—Terms Expiring in 2006

F. H. Merelli, age 69	Director Since 2002

        Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. Chairman and Chief Executive Officer of Key Production Company, Inc. from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Director and member of audit committee of Apache Corporation.

Paul D. Holleman, age 73	Director Since 2002

        Senior partner of Holme Roberts & Owen LLP, a Denver law firm, until 2000, when he retired. Other positions in his 40 years with Holme Roberts included Chairman of the Natural Resources Department and member of the executive committee.

Michael J. Sullivan, age 65	Director Since 2002

        Member of the Denver law firm, Rothgerber Johnson & Lyons LLP, since 2001, most recently as partner of the Casper office. United States Ambassador to Ireland from 1998 until 2001. Practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Governor of Wyoming from 1987 through 1995. Director of Kerry Group plc, director and member of audit committee and governance committee of Allied Irish Bank Group and director and member of compensation, governance and executive committees of First Interstate BancSystem.

Class II Directors Continuing in Office—Terms Expiring in 2007

Cortlandt S. Dietler, age 83	Director Since 2002

        Chairman of the Board of TransMontaigne, Inc. since April 1995. Chief Executive Officer of TransMontaigne from April 1995 through September 1999. Director of Hallador Petroleum Company and Forest Oil Corporation. Chairman of the nominating and corporate governance committee and the compensation committee of Forest Oil.

Hans Helmerich, age 46	Director Since 2002

        Director of Helmerich & Payne since 1987. President and Chief Executive Officer of Helmerich & Payne since 1989. Director of Atwood Oceanics, Inc.

L. F. Rooney, III, age 51	Director Since 2002

        Chairman of the Board and Chief Executive Officer of Rooney Brothers Co. since 1984. Chairman of the Board of Manhattan Construction Company since 1994 and Chief Executive Officer from 1982 to 1994. Director of Helmerich & Payne, BOK Financial Corp. and Bank of Oklahoma N.A. Chairman of the nominating and governance committee and member of the audit committee of Helmerich & Payne, and member of the credit committee of Bank of Oklahoma.

        Cimarex has agreed pursuant to the terms of an Agreement and Plan of Merger with Magnum Hunter Resources, Inc. to select, upon the effective date of the merger, one then existing member of Magnum Hunter's Board of Directors to be elected to the Cimarex Board. (See the Form S-4 Registration Statement (No. 333-123019) of Cimarex filed with the Securities and Exchange Commission on February 25, 2005, for additional information regarding the merger.)

Independence of Directors

        The Board of Directors has determined that Messrs. Cox, Dietler, Hentschel, Holleman, Rooney, Sullivan and Teague are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines of Cimarex. Messrs. Merelli and Helmerich are not independent because Mr. Merelli is an executive officer of Cimarex, and Mr. Helmerich was an executive officer of Cimarex. There are no family relationships among any directors or executive officers of Cimarex.

Board of Directors' Meetings and Committees

        During 2004, the Board of Directors held four meetings. Each incumbent director attended at least 75% of all meetings of the Board of Directors, except Mr. Rooney who attended 50% of the meetings.

        The Board of Directors has an Audit Committee and a Governance Committee. All members of each Committee are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines of Cimarex. The members of these committees are:

Audit Committee	Governance Committee
Cortlandt S. Dietler, Chairman	L. Paul Teague, Chairman
Glenn A. Cox	David A. Hentschel
Paul D. Holleman	L. F. Rooney, III
Michael J. Sullivan

        Audit Committee.    The primary purposes of our Audit Committee are to assist the Board in monitoring (i) the integrity of our financial statements, appropriateness of our accounting policies and adequacy of our internal controls, (ii) qualifications and independence of our independent auditors, (iii) performance of our internal audit function, and (iv) compliance with legal and regulatory requirements.

        The Audit Committee operates in accordance with a Charter which has been approved by the Board of Directors. A copy of the charter was appended to the proxy statement for our annual meeting held in 2003, and is available on our website at www.cimarex.com.

        During 2004, the Audit Committee held eight meetings. Each member of the Committee attended at least 75% of all meetings. The members of the Audit Committee meet in executive session at the end of each non-telephonic meeting. The Audit Committee and our Board have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Committee, which is described under "Complaint and Reporting Procedures" in this proxy statement. Our Board has determined that each member of the Audit Committee is financially literate, and that each of Messrs. Cox and Dietler has accounting or related financial management expertise, as such qualifications are defined under the rules of the New York Stock Exchange, and is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission. Mr. Cox is a former chief financial officer of Phillips Petroleum Company, and Mr. Dietler, in his positions as Chairman of the Board and Chief Executive Officer of TransMontaigne, has supervised principal financial officers or persons performing similar functions. The report of the Audit Committee is included in this proxy statement.

        Governance Committee.    The Governance Committee operates under the Governance Committee Charter which has been approved by the Board of Directors. A copy of the charter is available on our website at www.cimarex.com. The Governance Committee has two principal functions: (i) nominating and governance and (ii) compensation.

        The primary purposes of the nominating and governance function are to (a) recommend individuals to the Board Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in our Corporate Governance Guidelines, (b) oversee the evaluation of the performance of the Board of Directors and its committees and our chief executive officer, and (c) take a leadership role in shaping the corporate governance of Cimarex. In identifying and recommending nominees for positions on the Board of Directors, the

Committee places emphasis on the criteria set forth in our Corporate Governance Guidelines, namely: (a) high personal and professional ethics, (b) integrity and values, (c) commitment to the long-term interest of the stockholders and (d) a mix of characteristics and diverse experiences, perspectives and skills appropriate to our business. The Committee does not set specific, minimum qualifications that nominees must meet, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the business and needs of Cimarex and the composition of the Board of Directors. The Governance Committee will consider nominees recommended by stockholders. The Governance Committee did not receive nominations from a stockholder prior to February 21, 2005, the deadline for stockholder nominations. Stockholders who wish to submit a nominee for consideration by the Governance Committee for election at our 2006 annual meeting of stockholders may do so during the period February 10, 2006 to February 20, 2006, by submitting in writing such nominee's name, in compliance with the procedures and along with the other information required by our By-laws, to our Assistant Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203.

        The primary purposes of the compensation function are to determine and approve the compensation of our chief executive officer, to make recommendations to the Board with respect to other executive officer compensation and incentive compensation plans and to prepare a report on executive compensation. The Governance Committee Report on Executive Compensation is included in this proxy statement.

        During 2004, the Governance Committee held four meetings. Each member of the Committee attended at least 75% of all meetings, except Mr. Rooney who attended 50% of the meetings.

Compensation Committee Interlocks

        There are no Governance Committee interlocks with any other entity.

Non-Management Directors' Meetings

        In addition to the meetings of the committees of the Board of Directors described above, our non-management directors meet in executive session following each Board meeting. Only independent directors attend the executive session held the date of the annual meeting. At the December 7, 2004 meeting, the non-management directors chose Mr. Dietler to act as the presiding director, to serve until the December 2005 Board meeting, at which time a new presiding director will be chosen.

Compensation of Directors

        For fiscal 2004, non-management director compensation consisted of the following annual retainer and committee and meeting fees:

Annual Retainer	$20,000
Committee Chair	$5,000
Attendance at Board Meeting	$1,500
Attendance at Committee Meeting	$1,000

        On May 19, 2004, 1,829 shares of restricted stock were issued to each non-management director. The restricted stock vests at the rate of one-third per year on May 19, 2005, 2006 and 2007. The number of shares issued was determined by dividing $50,000 by the average of the highest and lowest sales prices of Cimarex common stock as reported by the New York Stock Exchange on May 19, 2004. Three of the directors elected to exchange their restricted stock for a like number of deferred compensation units payable on the date specified in the director's election form.

        On March 10, 2005, upon the recommendation of the Governance Committee, the Board voted to provide increased compensation to the non-management directors effective May 18, 2005. The additional compensation consists of an annual retainer of $40,000, an additional annual retainer of $10,000 to each non-management director who serves as a chairman of a committee, and a number of shares of restricted stock determined by dividing $70,000 by the average of the highest and lowest sales prices of Cimarex common stock as reported by the New York Stock Exchange on May 18, 2005. The recommendation was based upon a review of the levels of compensation paid to directors of other companies of similar size and complexity.

        We reimburse Board members for their actual expenses related to attending Board meetings. Directors who are also employees of Cimarex receive no compensation for serving as a director.

EXECUTIVE COMPENSATION

        Information regarding the compensation of the persons who serve as the chief executive officer and the five most highly compensated executive officers of Cimarex is set forth below. With respect to Messrs. Merelli, Jorden, Korus, Albi and Bell, compensation for the period January 1, 2002 through September 30, 2002 was paid by Key, and with respect to Mr. Shaw, compensation for the period January 1, 2002 through September 30, 2002 was paid by Helmerich & Payne. All compensation from October 1, 2002 to December 31, 2004 was paid by Cimarex.

        Effective February 28, 2005, Mr. Shaw resigned as Executive Vice President—Operations, and effective March 1, 2005, Mr. Albi was elected Executive Vice President—Operations.

        Summary Compensation Table.    The summary compensation table set forth below contains information regarding compensation paid to each of the named executive officers for services rendered to Cimarex, Key and Helmerich & Payne, as applicable, in all capacities during the last three fiscal years.

	Annual Compensation								Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)			Restricted Stock Awards(2)		Securities Underlying Options	All Other Compensation
F.H. Merelli, Chairman, Chief Executive Officer, President	2004 2003 2002	$ $ $	426,667 350,000 321,000	$ $ $	700,000 375,000 300,000		$33,472 22,701 —	(3) (3)	$	— — 3,516,480	— — 422,400	$ $ $	30,216 31,430 8,844	(4)
Steven R. Shaw(5) Executive Vice President—Operations	2004 2003 2002	$ $ $	319,300 319,300 319,300	$ $ $	250,000 160,000 310,000	$	— — 544	(7)	$	— — 757,575	— — 91,000	$ $ $	15,965 23,107 28,811	(6)
Thomas E. Jorden Executive Vice President—Exploration	2004 2003 2002	$ $ $	250,496 192,000 178,000	$ $ $	499,374 192,000 130,000		— — —		$	— — 757,575	— — 91,000	$ $ $	22,131 18,614 10,282	(8)
Paul Korus Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2004 2003 2002	$ $ $	242,500 200,000 187,251	$ $ $	363,750 160,000 113,000		— — —		$	— — 757,575	— — 91,000	$ $ $	20,173 15,158 9,695	(9)
Joseph R. Albi(5) Senior Vice President—Corporate Engineering	2004 2003 2002	$ $ $	238,815 178,000 166,000	$ $ $	341,250 151,300 110,000		— — —		$	— — 757,575	— — 91,000	$ $ $	19,505 29,319 9,972	(10)
Stephen P. Bell Senior Vice President—Business Development and Land	2004 2003 2002	$ $ $	222,283 177,000 165,000	$ $ $	321,875 141,600 99,000		— — —		$	— — 757,575	— — 91,000	$ $ $	18,212 38,246 11,096	(11)

(1)
The aggregate amount of perquisites and other personal benefits was less than either $50,000 or ten percent of the total annual salary and bonus reported for each of the named executive officers.

(2)
The value of the restricted stock awards represents the fair market value of common stock on December 6, 2002, the date of grant ($16.65), times the number of shares awarded to each of the named executive officers. Effective December 1, 2003, each of the named individuals exchanged his shares of restricted stock for stock units which represent the right to receive, on a specified payment date, a like number of shares.

(3)
Represents the payment of estimated tax liability associated with the vesting of stock units.

(4)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $19,966, respectively.

(5)
Effective February 28, 2005, Mr. Shaw resigned as Executive Vice President-Operations, and effective March 1, 2005, Mr. Albi was elected Executive Vice President—Operations.

(6)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $5,715, respectively.

(7)
Represents the payment of estimated tax liability with respect to health and retirement benefits.

(8)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $11,881, respectively.

(9)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $9,923, respectively.

(10)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $9,255, respectively.

(11)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $7,962, respectively.

Option Grants in 2004

        No options were granted by Cimarex to any of the named executive officers during fiscal year 2004.

Aggregated Option Exercises in 2004 and Fiscal Year 2004 Year-End Option Values

			Number of Securities Underlying Unexercised Options at 2004 Year End		Value of Unexercised In-the-Money Options at 2004 Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
F.H. Merelli	—	$—	543,960	253,440	$13,278,769	$5,377,997
Steven R. Shaw	200,000	$2,934,960	405,105	81,175	$10,161,267	$1,792,745
Thomas E. Jorden	62,200	$1,371,859	18,200	54,600	$386,204	$1,158,612
Paul Korus	41,000	$939,949	54,400	54,600	$1,279,693	$1,158,612
Joseph R. Albi	39,700	$893,512	38,700	54,600	$894,320	$1,158,612
Stephen P. Bell	32,500	$883,319	36,400	54,600	$772,408	$1,158,612

Equity Compensation Plan Information (as of December 31, 2004)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,657,082	$14.95	2,436,521
Equity compensation plans not approved by security holders	0	0	0

Total	2,657,082	$14.95	2,436,521

(1)
The number of securities to be issued upon exercise does not include restricted stock awards representing 19,145 shares, as these securities are issued and outstanding, or awards of stock units representing the right to acquire 770,300 shares or awards of deferred compensation units representing the right to acquire 5,487 shares.

Employment Agreement and Change in Control Arrangements with Named Executive Officers

        F. H. Merelli.    Mr. Merelli serves under an employment agreement that provides for annual compensation reviews by the Governance Committee. Mr. Merelli's salary may be increased as a result of the review but may not be decreased. Mr. Merelli is also entitled to receive an annual incentive bonus under any plan or program implemented for executives. The agreement has an indefinite term.

        Cimarex may terminate Mr. Merelli's employment at any time for cause or after 30 days' notice if not for cause. Mr. Merelli may terminate his employment at any time for any reason. If Mr. Merelli's employment is terminated without cause or because of death or disability, or he resigns for good reason, he will receive his base salary for two years and the maximum incentive compensation payable pursuant to any Cimarex plan or program. Mr. Merelli also participates in the Change in Control Plan described below, which provides for continuation of his salary and benefits upon a Change of Control, as that term is defined in the Plan. Any payment made to Mr. Merelli under his employment agreement will be deducted from the benefits under the Change in Control Plan.

        While he is with Cimarex and for three years after he leaves Cimarex, Mr. Merelli must keep confidential any information about Cimarex or its business that is not generally available to the public. Cimarex has indemnified Mr. Merelli to the maximum extent permissible under applicable law.

        Messrs. Jorden, Korus, Albi and Bell.    Each of Messrs. Jorden, Korus, Albi and Bell serve under employment agreements that have expired. However, each agreement provided that, if the executive continues as an employee after the term of the agreement (as each executive has done) and is terminated without cause following a change in control, the executive will be entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Cimarex assumed this obligation following the Key reorganization. Accordingly, if Cimarex terminates the executive's employment without cause after September 30, 2002, Cimarex is obligated to make a lump-sum payment to the executive equal to two times his base salary at September 30, 2002.

        Change in Control Severance Plan.    On March 10, 2005, the Board of Directors adopted a Change-in-Control Severance Plan covering each employee who is actively employed by Cimarex on the date of a Change in Control, as such term is defined in the Plan. If a participant's employment is terminated by Cimarex for any reason other than Cause, death or Disability (as defined in the Plan) or by the participant for Good Reason (as defined in the Plan, including a reduction in base salary, a material reduction in annual incentive compensation opportunity, relocation greater than 50 miles from previous office location, the failure to provide comparable benefits), the participant shall be entitled to:

        1.     An amount equal to (a) in the case of a participant with three or more years of service, two times the participant's annual two-year average cash compensation (salary and bonus) or (b) in the case of a participant who has less than three years of service, 1/24th of such participant's annual average cash compensation (salary and bonus) for each month of service earned by the participant at the date of termination, not to exceed 1.5 times the participant's annual average cash compensation (salary and bonus).

        2.     A pro rata portion of the annual cash incentive bonus that would otherwise be payable in the year of termination; and

        3.     Medical, dental, disability and life insurance benefits for the participant and his or her family during the period of time in which cash payments are payable, as if the participant's employment had not been terminated.

        If a participant is entitled to separation benefits under the Plan and is also entitled to benefits under any other severance pay plan or policy of Cimarex, or any other agreement, including an employment agreement, benefits from this Plan will be offset by the amount of the benefits received under or payable in accordance with such other agreement or plan.

Certain Relationships and Related Party Transactions

        Helmerich & Payne provides Cimarex with contract drilling services. Drilling costs of approximately $10.4 million were incurred by Cimarex related to such services for the year ended December 31, 2004. Hans Helmerich, a director of Cimarex, is President and Chief Executive Officer of Helmerich & Payne.

Stock Price Performance

        The following graph shows the total stockholder return through December 31, 2004 of an investment of $100 in cash on September 30, 2002 (the date of the spin off transaction with Helmerich & Payne) (i) in Cimarex Energy Co.'s common stock (XEC), (ii) the S & P 500 Index and (iii) the Dow Jones U.S. Exploration and Production index. Historic stock price performance is not indicative of future stock price performance.

COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN*
AMONG CIMAREX ENERGY CO., THE S & P 500 INDEX
AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX

*
$100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Cimarex Energy—NYSE

	Cumulative Total Return
	9/02	12/02	12/03	12/04
CIMAREX ENERGY CO.	100.00	103.77	154.72	219.71
S & P 500	100.00	108.44	139.54	154.73
DOW JONES US EXPLORATION & PRODUCTION	100.00	104.58	137.06	194.45

Governance Committee Report on Executive Compensation

        The Governance Committee performs nominating, corporate governance and compensation functions. The Committee administers Cimarex's executive compensation program and establishes the salaries of our executive officers. The Committee consists of only non-management directors who are appointed by the Board of Directors.

        The Committee's objective is to provide Cimarex executive officers with a comprehensive compensation package that is designed to encourage recipients to identify and take actions that will achieve short-and long-term objectives. The compensation policies and programs utilized by the Governance Committee have been reviewed by independent compensation consultants and endorsed by the Board of Directors and generally consist of the following:

  •
  Provide executive officer total compensation in relation to the performance of Cimarex;

  •
  Provide a compensation program competitive with that received by executives of comparable companies in the oil and gas industry in order to attract, motivate and retain qualified personnel;

  •
  Provide a management tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives; and

  •
  Provide long-term incentive compensation in the form of stock options, restricted stock and stock unit awards to link individual success to that of Cimarex.

        Cimarex's executive compensation consists of three key components: base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of equity based compensation, each of which is intended to complement the others and, collectively, satisfy Cimarex's compensation objectives. The Governance Committee's policies with respect to each of the three components are discussed below.

        Base Salary.    Each fiscal year the Governance Committee reviews and approves the annual salary of the Chief Executive Officer; and the Committee, along with the Chief Executive Officer, reviews and recommends for Board approval the annual salaries for our executive officers. Many factors are included in determining base salaries, such as the responsibilities borne by the executive officer, a comparison of the compensation of the executive with the compensation of other executives in comparable industries with similar responsibilities, the scope of the position and corporate and individual performance.

        Cash Bonuses.    The Governance Committee provides annual incentives to Cimarex executive officers in the form of cash bonuses. Criteria that determine bonuses include company performance compared to external benchmarks, operational and financial performance and internally set objectives.

        Equity-Based Compensation.    The primary objective of the equity-based program is to link the interests of executive officers and other selected employees with the stockholders. The Cimarex Energy Co. 2002 Stock Incentive Plan authorizes the Committee to grant incentive and non-qualified stock options, restricted stock and stock units to officers and other employees meeting certain criteria. Subject to general limits prescribed by the Stock Incentive Plan, the Governance Committee has the authority to determine the individuals to whom equity compensation is awarded, the terms of the awards and the number of shares of common stock subject to the awards. The size of any particular award is based upon the employee's position with Cimarex and individual performance.

        Chief Executive Officer's Compensation.    As discussed under "Employment Agreements," Cimarex is a party to an employment agreement with Mr. Merelli. The salary determined by the Governance Committee for Mr. Merelli was based upon the compensation paid to chief executive officers of comparable companies and the Governance Committee's recognition of Mr. Merelli's continued leadership of Cimarex.

THE COMPENSATION COMMITTEE L. Paul Teague, Chairman David A. Hentschel L.F. Rooney, III

INDEPENDENT AUDITORS AND REPORT OF AUDIT COMMITTEE

Independent Auditors

        The Audit Committee of the Board of Directors has appointed KPMG LLP to audit our financial statements for 2005. KPMG has been our independent auditors since October 1, 2002.

        We are asking that stockholders ratify the appointment of KPMG as independent auditors. If stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider this appointment. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

        The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2004		2003
Audit Fees	$655,401		$165,476
Audit-Related Fees	$0		$0
Tax Fees	$77,713	*	$134,656
All Other Fees, including Financial Information Systems Design and Implementation Fees	$0		$0

*
Includes review of Federal and state tax returns, Federal and state tax compliance issues and consultation related to treatment of state franchise tax issues.

        The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the Securities and Exchange Commission may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described above and the related fees were pre-approved by the Audit Committee in 2003 and 2004.

Report of Audit Committee

        The Audit Committee oversees Cimarex's financial reporting process on behalf of the Board of Directors, including Cimarex's internal controls, the quality of its financial reporting and the independence and performance of Cimarex's independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Proxy Statement for the 2003 annual meeting of stockholders and is available on our website at www.cimarex.com.

        Management has the primary responsibility for the financial statements and the overall reporting process of Cimarex, including Cimarex's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of Cimarex and its subsidiaries in conformity with generally accepted accounting principles.

        The independent auditors also audit the effectiveness of the Company's internal control over financial reporting, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of the Sponsoring Organizations of the Treadway Commission, and express an opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

        The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2004 and met with both management and KPMG, Cimarex's independent auditors, to discuss those financial statements and the effectiveness of the Company's internal control over financial reporting. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles, and that the Company's internal controls over financial reporting are effective in both design and operation. KPMG has informed us that their opinions regarding both Cimarex's financial statements and the effectiveness of the Company's internal control over financial reporting are unqualified.

        We have received from KPMG the communication required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

THE AUDIT COMMITTEE Cortlandt S. Dietler, Chairman Glenn A. Cox Paul D. Holleman Michael J. Sullivan

BENEFICIAL OWNERSHIP

        Cimarex has one class of voting securities outstanding. On March 15, 2005, there were 41,774,841 shares of common stock outstanding, with each share entitled to one vote.

Directors and Executive Officers

        Common Stock.    The following table shows, as of March 15, 2005, the number of shares of common stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all directors and executive officers as a group.

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total		Percent of Class
F.H. Merelli	234,247		543,960	778,207		1.8%
Glenn A. Cox	5,015		6,667	11,682		<1.0%
Cortlandt S. Dietler	105,329		49,167	154,496		<1.0%
Hans Helmerich	97,976	(3)	6,667	104,643	(3)	<1.0%
David A. Hentschel	3,829		6,667	10,496		<1.0%
Paul D. Holleman	3,829		31,667	35,496		<1.0%
L.F. Rooney, III	19,366		6,667	26,033		<1.0%
Michael J. Sullivan	2,500		6,667	9,167		<1.0%
L. Paul Teague	44,170		13,334	57,504		<1.0%
Thomas E. Jorden	10,497		18,200	28,697		<1.0%
Paul Korus	7,866		54,400	62,266		<1.0%
Joseph R. Albi	7,197		38,700	45,897		<1.0%
Stephen P. Bell	—		36,400	36,400		<1.0%
All directors and executive officers as a group (16 persons)	551,027		842,163	1,393,190		3.3%

(1)
Includes equivalent shares of common stock held by the trustee for the benefit of employee participants in the Cimarex Energy Co. 401(k) Plan. Participants in this plan instruct the trustee as to how the participant's equivalent shares should be voted.

(2)
Shares of common stock that could be purchased by the exercise of stock options within the 60-day period following March 15, 2005 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 11,450 shares held by Mr. Helmerich's spouse and 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee. Mr. Helmerich disclaims beneficial ownership of these shares.

        Stock Units.    Executive officers own restricted stock units that are not payable in shares of common stock until the eighth anniversary of the date of grant. The following table shows as of March 15, 2005, the number of stock units owned by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all executive officers as a group. The stock units do not have voting rights, but the holders of the units are entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock.

Name of Unit Holder	Number of Units Owned
F. H. Merelli	211,200
Thomas E. Jorden	45,500
Paul Korus	45,500
Joseph R. Albi	45,500
Stephen P. Bell	45,500
All executive officers as a group (8 persons)	467,700

        Messrs. Helmerich, Sullivan and Teague, directors of Cimarex, each hold 1,829 deferred compensation units that represent the right to receive one share of Cimarex common stock at the time provided in the director's deferred compensation election. The deferred compensation units do not have voting rights, but the holders of the units are entitled to receive cash payments equal to any cash dividends paid on Cimarex common stock.

Beneficial Owners of More than Five Percent

        The following table lists those stockholders who beneficially own more than five percent of the outstanding shares of our common stock. This information is based on filings by the reporting persons with the Securities and Exchange Commission.

	Voting Authority		Dispositive Authority
Name and Address					Total Amount of Beneficial Ownership	Percent of Class
	Sole	Shared	Sole	Shared
Barclays Global Investors and affiliates 45 Fremont Street San Francisco, CA 94105	2,330,750	0	2,586,883	0	2,586,883	6.2%
Neuberger Berman Inc. 605 Third Ave. NY, NY 10158-3698	440,493	1,526,547	0	2,688,974	2,688,974	6.5%
Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	2,708,010	0	2,708,010	0	2,708,010	6.5%
State Farm Mutual Automobile Insurance One State Farm Plaza Bloomington, IL 61710	2,194,205	9,346	2,194,205	9,346	2,203,551	5.3%

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. The reports by such persons are published on our website at http://www.cimarex.com. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2004, except forms reporting the exchange by Messrs. Helmerich, Sullivan and Teague of 1,829 shares of restricted stock for a like number of deferred compensation units were not timely filed.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by Cimarex under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Governance Committee Report on Executive Compensation," and "Report of the Audit Committee" and "Stock Price Performance" will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

        There are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2006 Annual Meeting

        Any stockholder wishing to submit a proposal for the vote of the stockholders at Cimarex's 2006 annual meeting must submit such proposal or proposals in writing to Cimarex no later than December 21, 2005. Proposals should be sent to the attention of the Assistant Corporate Secretary at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. We are not required to include in our proxy statement a form of proxy or stockholder proposal that is received after that date or otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

        As required by our By-laws, a stockholder must give timely notice of a nomination for election as a director. A notice is timely if received no earlier than February 10, 2006 and no later than February 20, 2006. The advance notice must be delivered to the attention of the Assistant Corporate Secretary at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, and must comply with the requirements of Cimarex's By-Laws.

Complaint and Reporting Procedures

        We have established complaint and reporting procedures, which are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding non-management director or with our non-management directors as a group, also may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

YOUR VOTE IS IMPORTANT TO US.

PLEASE CAST YOUR VOTE TODAY.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

        The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 18, 2005, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

VOTE BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

CIMAREX ENERGY CO.

  •
  You can now vote your shares electronically through the Internet or the telephone.

  •
  This eliminates the need to return the proxy card.

  •
  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

        Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

        Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533

        Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY

PROXY BY MAIL	Please mark your votes like this ☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSAL.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Proposal 1.

	FOR	WITHHELD FOR ALL
PROPOSAL 1—ELECTION OF DIRECTORS	☐	☐

Nominees:

Glenn A. Cox, David A. Hentschel, L. Paul Teague

WITHHELD FOR (Write that nominee's name in the space provided below.)

	FOR	AGAINST	ABSTAIN
PROPOSAL 2—RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2005	☐	☐	☐

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE
INSTRUCTIONS ABOVE.

Signature(s)	Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on May 18, 2005
PROXY STATEMENT
VOTING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN* AMONG CIMAREX ENERGY CO., THE S & P 500 INDEX AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX
INDEPENDENT AUDITORS AND REPORT OF AUDIT COMMITTEE
BENEFICIAL OWNERSHIP
OTHER MATTERS